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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                            ----------------------

Date of Report (Date of earliest event reported): April 28, 1995

                     UNION TEXAS PETROLEUM HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)



   Delaware                          1-9019                     76-0040040
(State or other                    (Commission                 (IRS Employer
 jurisdiction                      File Number)             Identification No.)
of incorporation)


                1330 Post Oak Boulevard, Houston, Texas 77056
             (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code (713) 623-6544
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Item 5.          Other Events.

         Financing Activities. During 1994, the Company replaced its $650 million unsecured revolving credit facility with three unsecured credit facilities (the "Credit Facilities"). One of the Credit Facilities was a $100 million unsecured credit agreement with NationsBank of Texas, N.A. ("NationsBank"), as agent, Bank of America National Trust and Savings Association ("Bank of America") and Union Bank of Switzerland, Houston Agency ("UBS"), as co-agents. This Credit Facility was terminated by the Company effective March 31, 1995 as a result of the recent issuance of new senior notes. Another Credit Facility was a $200 million revolver with NationsBank, as agent, Bank of America and UBS, as co-agents, and certain other banks. This Credit Facility was terminated effective April 23, 1995 and was replaced April 24, 1995 with a new $100 million revolver that provides for conversion of amounts outstanding on April 15, 1996 to a one year term loan maturing April 15, 1997. The Company's remaining Credit Facility is with NationsBank, as agent, Bank of America and UBS, as co-agents, and certain other banks. Initially this Credit Facility was a $350 million revolver that reduced quarterly by $25 million beginning July 31, 1997 and had a final maturity of April 30, 1998. On April 24, 1995, this Credit Facility was amended to increase the amount of the facility to $450 million, and to provide that the amount of the facility would reduce quarterly by $35 million beginning July 31, 1998, with a final maturity of April 30, 1999. In addition, the restriction on total indebtedness discussed below was increased from $750 million to $775 million, and the availability of competitive bid loans discussed below was increased from $200 million to $300 million. Loans under the $450 million revolver may be made in both pounds sterling and U.S. dollars at the option of the Company. Loans under the Credit Facilities bear interest at floating market rates based on, at the Company's option, the agent bank's base rate or LIBOR, plus applicable margins, subject to increase in certain events. In addition, the $450 million revolver allows the Company to obtain up to $300 million of availability thereunder in U.S. dollar loans that bear interest at a rate determined in a competitive bid process. Borrowings under the Credit Facilities are guaranteed by certain subsidiaries of the Company that also guarantee the Company's 8.25% senior notes due 1999, 8 3/8% senior notes due 2005 and 8 1/2% senior notes due 2007 for an aggregate principal amount of $300 million (collectively, the "Senior Notes"). The Credit Facilities contain restrictive covenants, including limitations on incurrence of additional indebtedness, asset sales and mergers or consolidations. The Credit Facilities restrict the amount of total indebtedness incurred by the Company and the restricted subsidiaries referred to in the Credit Facilities, which include the guarantors and certain other subsidiaries, to $775 million of senior indebtedness (including the Senior Notes and amounts drawn under the Credit Facilities) and $100 million of subordinated indebtedness. Debt of unrestricted subsidiaries and nonrecourse debt on certain assets of the Company and its subsidiaries are not limited under the Credit Facilities, subject to certain conditions. The sum of the Senior Notes and the commitments under the Credit Facilities equal $850 million. As a result, the Company is currently unable to fully utilize the commitments under the Credit Facilities. However, the Company is pursuing an amendment to the restriction on total indebtedness under the Credit Facilities. The covenants also require maintenance of a certain level of stockholders' equity. Under the terms of the Credit Facilities, the Company may pay dividends and make stock repurchases, provided that such level of minimum stockholders'

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equity is maintained and the Company complies with the other covenants in the
Credit Facilities. Based on current conditions, the Company expects to pay dividends without restriction under the Credit Facilities. At March 31, 1995, $207 million was outstanding under the Credit Facilities bearing interest at a weighted average rate of 6.8% per annum, and approximately $250 million was available for additional borrowings under such existing Credit Facilities.

         Tunisia. The Garaet el Hallab #1 exploratory well was spudded in March 1995. The well, located onshore in south eastern Tunisia on the Jeffara permit, has recently been plugged and abandoned. Union Texas Maghreb, Inc. serves as operator and has a 65% working interest.

         Press Releases. The information set forth in the three press releases of the registrant dated April 21, 1995, April 21, 1995 and April 28, 1995, which are filed as exhibits hereto, are incorporated herein by reference.


Item 7.          Financial Statements and Exhibits.

                 (c) Exhibits:

Exhibit
Number           Description
- -------          -----------
15               Independent Accountants' Awareness Letter

99.1             Press release dated April 21, 1995

99.2             Press release dated April 21, 1995

99.3             Press release dated April 28, 1995

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                                  Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           UNION TEXAS PETROLEUM
                                             HOLDINGS, INC.


                                           By: /s/ NEWTON W. WILSON, III
                                               Newton W. Wilson, III
                                               General Counsel, Vice President-
                                               Administration and Secretary

Date: April 28, 1995
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                              INDEX TO EXHIBITS

Exhibit
Number           Description
- ------           -----------
15               Independent Accountants' Awareness Letter

99.1             Press release dated April 21, 1995

99.2             Press release dated April 21, 1995

99.3             Press release dated April 28, 1995